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                                                                  Exhibit 10.14



February 23, 1996


Paul D. Rubin, MD
7205 N. Fontana Place
Raleigh, NC 27615

Dear Paul:

On behalf of Sepracor Inc., I am very pleased to offer you the position of Senior Vice President, Pharmaceutical Development, Sepracor Pharmaceuticals. Reporting directly to me, you would be primarily responsible for establishing and leading an outstanding pharmaceutical development team, capable of developing several compounds in diverse therapeutic categories. Reporting directly to you initially would be the clinical, regulatory and project management functions.

In addition, you would be a key member of Sepracor's senior management team, and be actively involved in strategic planning and decision making, and in financing, business development and investor relations activities.

This position includes an annual salary of $240,000, paid bi-weekly at $9,230.77. You would also receive a $50,000 signing bonus, three weeks vacation, and be eligible to receive a year-end target bonus of $120,000.

Your "ownership in the Company" would derive from your participation in Sepracor's incentive stock option plan for key employees. It is our intention to grant you an option to purchase 150,000 shares of Sepracor Common Stock, subject to the approval of the Board of Directors. Your stock options would vest in equal installments over a five-year period. The exercise price per share would be set at the market price on the day the Board of Directors approves this grant.

You would also receive two additional stock option contracts, each for 25,000 shares. The first and second contracts would be granted on your six and twelve month anniversary at Sepracor, respectively, based upon your achievement of mutually agreed upon objectives.

We are also pleased to reimburse all of your relocation expenses, including those related to real estate transactions, (e.g. legal fees, points on mortgage), temporary living, reasonable house-hunting trips and moving. In addition, to further facilitate your relocation, Sepracor will purchase your home in North Carolina for a price based upon standard industry practices, (e.g. the average of three independent

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appraisals), and provide you with five weeks salary to cover incidental expenses related to your move.

In the event that you are terminated without cause, or if Sepracor is acquired by a third party for a price per share of $2.00 or less above the strike price of your 150,000 share stock option contract, you would receive one full year's salary.

Enclosed for your review is a copy of our Employee Incentive Stock Option Agreement and a description of Sepracor's insurance and benefits program. You will note that we are providing the option to our employees and their families of participating either in an HMO through BlueCross/BlueShield of Massachusetts or Harvard Community Health Plan, or in a comprehensive point-of-service plan through BlueCross/BlueShield. In addition, you will be eligible to participate in Sepracor's 401k Employee Retirement Savings and Investment Plan. Also enclosed is a copy of our standard employee confidentiality agreement, which you would be asked to execute upon joining Sepracor.

Following your consideration of and agreement to this offer, please sign and return a copy of this letter to my attention. Also, please provide me a list of references at your earliest convenience, as this offer is contingent upon our completion of a timely and satisfactory reference check. Should you have any questions in the interim, please call me at the office at 508-481-6700, x252, or feel free to call me at home at 617-237-3259.

Paul, I'm excited at the prospect of your joining Sepracor and making meaningful contributions to our bright future. The entire Sepracor team is looking forward to working with you, and I'm convinced that together we can create significant value and have fun on the process.

Sincerely yours,


David S. Barlow
Executive Vice President, Sepracor Inc.
President, Pharmaceuticals

I accept your offer of employment as described above.


/s/Paul D.Rubin, MD                                              March 4, 1996
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    Paul D. Rubin, MD                                                 Date

cc:  T. Barberich